                                                                    EXHIBIT 99.6

                           CHRISTIANA COMPANIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE NO.
                                                              --------
Report of Independent Public Accountants....................       2
Consolidated Statements of Earnings for the years ended June
  30, 1997, 1996, and 1995..................................       3
Consolidated Balance Sheets as of June 30, 1997 and June 30,
  1996......................................................       4
Consolidated Statements of Shareholders' Equity for the
  years ended June 30, 1997, 1996
  and 1995..................................................       5
Consolidated Statements of Cash Flows for the years ended
  June 30, 1997, 1996 and 1995..............................       6
Notes to Consolidated Financial Statements..................       7
Quarterly Financial Information.............................      19
Consolidated Statements of Operations for the six months
  ended December 31, 1997 and 1996 and the three months
  ended December 31, 1997 and 1996..........................      20
Consolidated Balance Sheets as of December 31, 1997 and June
  30, 1997..................................................      21
Consolidated Statements of Shareholders' Equity for the six
  months ended December 31, 1997 and the year ended June 30,
  1997......................................................      22
Consolidated Statements of Cash Flow for the six months
  ended December 31, 1997 and 1996..........................      23
Notes to Consolidated Financial Statements..................      24

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Christiana Companies, Inc.:

     We have audited the accompanying consolidated balance sheets of Christiana Companies, Inc. (a Wisconsin corporation) as of June 30, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three year period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Christiana Companies, Inc. as of June 30, 1997 and 1996, and the results of its consolidated operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
August 1, 1997

                           CHRISTIANA COMPANIES, INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                              FOR THE YEAR ENDED JUNE 30,
                                                        ---------------------------------------
                                                           1997          1996          1995
                                                        -----------   -----------   -----------
Revenues:
  Product Sales.......................................  $        --   $        --   $55,239,000
  Warehousing and Logistic Services...................   84,208,000    77,170,000    71,642,000
                                                        -----------   -----------   -----------
                                                         84,208,000    77,170,000   126,881,000
                                                        -----------   -----------   -----------
Costs and Expenses:
  Cost of Product Sales...............................           --            --    47,134,000
  Warehousing and Logistic Expenses...................   70,973,000    65,418,000    57,684,000
  Selling, General & Administrative Expenses..........    8,656,000     7,531,000    11,739,000
                                                        -----------   -----------   -----------
                                                         79,629,000    72,949,000   116,557,000
                                                        -----------   -----------   -----------
Earnings From Operations..............................    4,579,000     4,221,000    10,324,000
                                                        -----------   -----------   -----------
Other Income (Expense):
  Interest Income.....................................      516,000       531,000       942,000
  Interest Expense....................................   (3,166,000)   (3,096,000)   (4,842,000)
  Gain (Loss) on Disposal of Assets...................     (765,000)    2,818,000     3,083,000
  Equity in Earnings of EVI, Inc......................   10,479,000     1,745,000            --
  Other (Expense), Net................................     (674,000)     (208,000)     (367,000)
                                                        -----------   -----------   -----------
                                                          6,390,000     1,790,000    (1,184,000)
                                                        -----------   -----------   -----------
Earnings Before Income Taxes and Minority Interest....   10,969,000     6,011,000     9,140,000
Income Tax Provision..................................    4,306,000     2,408,000     3,394,000
                                                        -----------   -----------   -----------
Net Earnings Before Minority Interest.................    6,663,000     3,603,000     5,746,000
Minority Interest.....................................           --            --      (684,000)
                                                        -----------   -----------   -----------
Net Earnings..........................................  $ 6,663,000   $ 3,603,000   $ 5,062,000
                                                        ===========   ===========   ===========
Earnings Per Share....................................  $      1.30   $      0.69   $      0.96
                                                        ===========   ===========   ===========
Weighted Average Number of Shares Outstanding.........    5,136,630     5,186,679     5,275,947

                See notes to consolidated financial statements.

                           CHRISTIANA COMPANIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                    AS OF JUNE 30,
                                                              ---------------------------
                                                                  1997           1996
                                                              ------------   ------------
Current Assets:
  Cash and Cash Equivalents.................................  $  2,888,000   $  3,728,000
  Short-Term Investments....................................     4,611,000        750,000
  Accounts Receivable, Net..................................     7,649,000      8,294,000
  Inventories, Prepaids and Other Assets....................     1,729,000      1,732,000
                                                              ------------   ------------
          Total Current Assets..............................    16,877,000     14,504,000
                                                              ------------   ------------
Long-Term Assets:
  Investment in EVI, Inc....................................    41,257,000     23,631,000
  Mortgage Notes Receivable.................................     1,749,000      3,314,000
  Rental Properties, Net....................................            --        867,000
  Fixed Assets, Net.........................................    75,604,000     81,283,000
  Goodwill..................................................     5,592,000      5,749,000
  Other Assets..............................................     1,277,000      1,670,000
                                                              ------------   ------------
          Total Long-Term Assets............................   125,479,000    116,514,000
                                                              ------------   ------------
          TOTAL ASSETS......................................  $142,356,000   $131,018,000
                                                              ============   ============

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts Payable..........................................  $  3,526,000   $  5,294,000
  Accrued Liabilities.......................................     5,562,000      4,072,000
  Short-Term Debt...........................................            --      1,354,000
  Current Portion of Long-Term Debt.........................     3,531,000      1,295,000
                                                              ------------   ------------
          Total Current Liabilities.........................    12,619,000     12,015,000
                                                              ------------   ------------
Long-Term Liabilities:
  Long-Term Debt............................................    36,149,000     44,013,000
  Deferred Income Taxes.....................................    20,289,000     12,674,000
  Other Liabilities.........................................     1,214,000      1,239,000
                                                              ------------   ------------
          Total Long-Term Liabilities.......................    57,652,000     57,926,000
                                                              ------------   ------------
          Total Liabilities.................................    70,271,000     69,941,000
                                                              ------------   ------------
Shareholders' Equity:
  Preferred Stock...........................................            --             --
  Common Stock..............................................     5,196,000      5,196,000
  Additional Paid-In capital................................    12,022,000     12,022,000
  Treasury Stock, at Cost...................................    (1,236,000)    (1,236,000)
  Retained Earnings.........................................    56,103,000     45,095,000
                                                              ------------   ------------
          Total Shareholders' Equity........................    72,085,000     61,077,000
                                                              ------------   ------------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $142,356,000   $131,018,000
                                                              ============   ============

                See notes to consolidated financial statements.

                           CHRISTIANA COMPANIES, INC.

             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY(1)(2)

                               COMMON STOCK           TREASURY STOCK       ADDITIONAL
                          ----------------------   ---------------------     PAID-IN      RETAINED
                           SHARES       AMOUNT     SHARES      AMOUNT        CAPITAL      EARNINGS        TOTAL
                          ---------   ----------   -------   -----------   -----------   -----------   -----------
Balance, June 30,
  1994..................  5,440,899   $5,441,000        --   $        --   $18,217,000   $36,430,000   $60,088,000
  Repurchase of Stock...   (245,269)    (245,000)       --            --    (6,195,000)           --    (6,440,000)
  Net Earnings..........         --           --        --            --            --     5,062,000     5,062,000
                          ---------   ----------   -------   -----------   -----------   -----------   -----------
Balance, June 30,
  1995..................  5,195,630   $5,196,000        --            --   $12,022,000   $41,492,000   $58,710,000
  Purchase of Treasury
    Stock...............         --           --   (59,000)   (1,236,000)           --            --    (1,236,000)
  Net Earnings..........         --           --        --            --            --     3,603,000     3,603,000
                          ---------   ----------   -------   -----------   -----------   -----------   -----------
Balance, June 30,
  1996..................  5,195,630   $5,196,000   (59,000)  $(1,236,000)  $12,022,000   $45,095,000   $61,077,000
  EVI Stock Issuance....         --           --        --            --            --     4,345,000     4,345,000
  Net Earnings..........         --           --        --            --            --     6,663,000     6,663,000
                          ---------   ----------   -------   -----------   -----------   -----------   -----------
Balance, June 30,
  1997..................  5,195,630   $5,196,000   (59,000)  $(1,236,000)  $12,022,000   $56,103,000   $72,085,000
                          =========   ==========   =======   ===========   ===========   ===========   ===========

---------------

(1) Preferred stock: $10 par value, 1,000,000 shares authorized, none issued.

(2) Common stock: $1 par value, 12,000,000 shares authorized.

                See notes to consolidated financial statements.

                           CHRISTIANA COMPANIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               FOR THE YEAR ENDED JUNE 30,
                                                       --------------------------------------------
                                                           1997            1996            1995
                                                       ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Earnings.......................................  $  6,663,000    $  3,603,000    $  5,062,000
  Adjustments to Reconcile Net Earnings to Net Cash
     Provided By Operating Activities:
     Depreciation and Amortization...................     7,155,000       7,159,000       8,207,000
     (Gain) Loss on Disposal of Assets...............       765,000      (3,024,000)     (3,213,000)
     Deferred Income Tax (Benefit) Provision.........     4,813,000      (1,084,000)      1,462,000
     Minority Interest...............................            --              --         684,000
     Equity in Earnings of EVI, Inc..................   (10,479,000)     (1,745,000)             --
  Changes in Assets and Liabilities:
     (Increase) Decrease in Accounts Receivable......       645,000         (34,000)     (2,240,000)
     (Increase) Decrease in Inventories..............      (166,000)       (191,000)      2,566,000
     (Increase) Decrease in Prepaids and Other
       Assets........................................      (303,000)        788,000        (485,000)
     Increase in Accounts Payable and Accrued
       Liabilities...................................        90,000       3,091,000         396,000
                                                       ------------    ------------    ------------
Net Cash Provided By Operating Activities............     9,183,000       8,563,000      12,439,000
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from (Purchase of) Short-Term Investments,
     net Investments, Net............................    (3,861,000)      2,072,000      11,742,000
  Capital Expenditures...............................    (3,488,000)    (19,715,000)    (10,931,000)
  Business Acquisitions, Net of Cash Acquired........            --              --     (13,291,000)
  (Increase) Decrease in Mortgage Notes Receivable...     1,565,000        (109,000)        356,000
  Decrease in Cash due to Merger of Prideco..........            --              --        (533,000)
  Proceeds from Sales of Assets......................     2,743,000       8,894,000       6,954,000
                                                       ------------    ------------    ------------
Net Cash Used In Investing Activities................    (3,041,000)     (8,858,000)     (5,703,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings (Payments) on Line of Credit, Net.......    (1,354,000)       (489,000)        501,000
  Stock Repurchase...................................            --      (1,236,000)     (3,805,000)
  Proceeds from Notes Payable........................            --       9,011,000       4,125,000
  Payments of Notes and Mortgages Payable............    (5,628,000)     (3,638,000)    (11,111,000)
                                                       ------------    ------------    ------------
Net Cash Provided By (Used In) Financing
  Activities.........................................    (6,982,000)      3,648,000     (10,290,000)
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS........................................      (840,000)      3,353,000      (3,554,000)
BEGINNING CASH AND CASH EQUIVALENTS, JULY 1..........     3,728,000         375,000       3,929,000
                                                       ------------    ------------    ------------
ENDING CASH AND CASH EQUIVALENTS, JUNE 30............  $  2,888,000    $  3,728,000    $    375,000
                                                       ============    ============    ============
Supplemental Disclosures of Cash Flow Information:
  Interest Paid......................................  $  3,190,000    $  3,228,000    $  4,612,000
  Income Taxes Paid..................................  $  1,396,000    $  2,579,000    $  2,950,000

                See notes to consolidated financial statements.

                           CHRISTIANA COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (THREE YEARS ENDED JUNE 30, 1997)

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business: At June 30, 1997, Christiana is engaged in providing public refrigerated and dry (non-refrigerated) warehousing and logistic services; and owning 3,897,462 shares of EVI, Inc. common stock which represents an 8.5% ownership interest at that date.

     Principles of Consolidation: The consolidated financial statements include the accounts of Christiana Companies, Inc., ("Christiana") and its majority-owned subsidiaries (together with Christiana referred to as the "Company"). All material intercompany transactions have been eliminated.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Short-Term Investments: As of June 30, 1997 and 1996, short-term investments are classified as "available for sale" and include U.S. Treasury securities and commercial paper maturing in less than one year. These investments are carried at market, which approximates cost.

     Accounts Receivable: Accounts receivable are presented net of a reserve for bad debts of $233,000 and $253,000 at June 30, 1997 and 1996, respectively. The provision for bad debts was $123,000 and $227,000 for the years ended June 30, 1997 and 1996, respectively. Deductions from the reserve were $143,000 and $94,000 for the years ended June 30, 1997 and 1996, respectively.

     Investment in EVI, Inc.: At June 30, 1997, the Company owned 3,897,462 shares of EVI, Inc. (NYSE:EVI) which represented 8.5% of the then outstanding common stock. Based on the facts and circumstances associated with the Investment in EVI, Inc., including the Company's Board of Directors representation, and in accordance with the Accounting Principles Board Opinion No. 18 the Company accounts for this investment under the equity method of accounting. At June 30, 1997, these shares had a market value of $163,693,000.

     Mortgage Notes Receivable: At June 30, 1997, mortgage notes receivable, derived from condominium sales, totaled $1,749,000 and accrue interest at rates ranging from 6.875% to 9.000%. The carrying value of the Company's mortgage notes receivable approximates fair value.

     The principal balance of mortgage notes receivable matures as follows:

                        YEAR ENDED JUNE 30,
--------------------------------------------------------------------
1998.................  $ 17,000        2001.............  $   16,000
1999.................   407,000        2002.............      63,000
2000.................    22,000        Thereafter.......   1,224,000

     During the years ended June 30, 1997 and 1996, mortgage notes receivable of $1,882,000 and $286,000, respectively, were sold or prepaid.

     Fixed Assets: Fixed assets are carried at cost less accumulated depreciation, which is computed using both straight-line and accelerated methods for financial reporting purposes. The cost of major renewals and

                           CHRISTIANA COMPANIES, INC.

improvements are capitalized; repair and maintenance costs are expensed. A summary of the cost of fixed assets and the estimated useful lives for financial reporting purposes is as follows:

                                                     AT JUNE 30,
                                             ---------------------------      ESTIMATED
                                                 1997           1996         USEFUL LIVES
                                             ------------   ------------     ------------
Rental Properties..........................  $         --   $  1,029,000     20-40 years
  Less: Accumulated Depreciation...........            --       (162,000)
                                             ------------   ------------
                                             $         --   $    867,000
                                             ============   ============
Fixed Assets:
  Land.....................................  $  3,380,000   $  3,416,000          --
  Machinery and Equipment..................    53,171,000     54,314,000      5-7 years
  Buildings and Improvements...............    41,534,000     41,394,000     30-32 years
  Construction-In-Progress.................       451,000         12,000          --
  Less: Accumulated Depreciation...........   (22,932,000)   (17,853,000)
                                             ------------   ------------
                                             $ 75,604,000   $ 81,283,000
                                             ============   ============

     Goodwill: Goodwill is amortized on a straight-line basis over 40 years ($157,000 in 1997 and $157,000 in 1996). The accumulated amortization at June 30, 1997 and 1996 was $566,000 and $409,000, respectively. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the undiscounted cash flows over the remaining life of the goodwill measuring whether the goodwill is recoverable.

     Other Assets: Other Assets primarily represent deferred charges and cash surrender value of officer's life insurance.

     Long-lived Assets: During fiscal 1997, the Company adopted Statement of Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed of." Adoption of this standard did not have a material impact on the Company's financial position or results of operations.

     Income Taxes: Deferred income taxes are provided on the temporary differences in the carrying values of assets and liabilities for financial reporting and income tax purposes.

     Earnings Per Share: Earnings per share is computed on the basis of the weighted average number of common shares outstanding. The Company has stock options which are considered common stock equivalents for purposes of computing earnings per share. The impact of these common stock equivalents is not material.

     Cash and Cash Equivalents: The Company considers all highly liquid investments with original maturities of less than ninety days to be cash equivalents.

     Reclassifications: Certain reclassifications have been made in the 1996 statements to conform with 1997 presentation.

     Derivatives: Derivative financial instruments have been used by the Company to manage its interest rate exposure on certain debt instruments. Amounts to be received or paid under interest rate swap agreements are recognized as interest income or expense in the periods in which they accrue. If interest rate swap agreements are terminated due to the underlying debt being extinguished, any resulting gain or loss is recognized as interest income or expense at the time of termination.

                           CHRISTIANA COMPANIES, INC.

B. ACQUISITIONS

     On June 30, 1995, Prideco, Inc. ("Prideco"), a majority-owned subsidiary of the Company, merged with Grant Acquisition Company, a wholly-owned subsidiary of EVI, Inc. In the merger, the Company's shares of Prideco were converted into 2,071,716 shares of Common Stock, $1.00 par value, of EVI. Prideco's results of operations are included in the Company's Consolidated Statement of Earnings through June 30, 1995, the date of the merger. Concurrent with the merger, the Company acquired an additional 1,825,746 shares of EVI, Inc. common stock directly from EVI and the minority shareholders of Prideco for an aggregate cash price of $13,291,000.

     On January 4, 1994, the Company acquired, by way of merger, The TLC Group, Inc., a Zeeland, Michigan-based firm which provides fully integrated logistic services including refrigerated and dry warehousing, transportation and information services. The purchase price consisted of approximately $5,630,000 in cash, the issuance of 234,269 shares of Christiana common stock, an 8% subordinated note in the amount of $1,764,000 and the assumption of its liabilities. As part of this acquisition, the assets of The TLC Group were revalued to their fair market value with the excess of purchase price over fair value amounting to $5,991,000 being recorded as goodwill. This acquisition was accounted for as a purchase and accordingly, the results of TLC's operations are included in the consolidated financial statements of the Company since the date of acquisition.

     During fiscal 1995, the Company repurchased the 234,269 shares issued in the TLC acquisition for $3,805,000 and a three year note in the amount of $2,286,000.

     The following summarizes the unaudited consolidated pro forma operating results of the Company as if the merger of Prideco and the acquisition of EVI shares had occurred at the beginning of fiscal year 1995.

                                                              YEAR ENDED JUNE 30,
                                                                     1995
                                                              -------------------
Revenues....................................................      $71,642,000
Net Earnings................................................        4,173,000
Earnings Per Share..........................................      $      0.79

     Pro forma results are not necessarily indicative of results that would have occurred had the purchase been made at the beginning of the respective period, or of results which may occur in the future.

                           CHRISTIANA COMPANIES, INC.

C. INDEBTEDNESS

     The following is a summary of consolidated indebtedness:

                                                                   AT JUNE 30,
                                                            --------------------------
                                                               1997           1996
                                                            -----------    -----------
Christiana Corporate
  Notes Payable...........................................  $ 2,286,000    $ 2,286,000
  Line of Credit..........................................           --             --
Total Logistic Control, LLC
  Revolving Credit Agreement..............................   31,248,000     35,248,000
  Line of Credit..........................................           --      1,354,000
  Notes Payable, Equipment Related........................    4,382,000      6,010,000
  Subordinated Note.......................................    1,764,000      1,764,000
                                                            -----------    -----------
          Subtotal........................................   39,680,000     46,662,000
Less: Current Portion of Long-Term Debt...................   (3,531,000)    (1,295,000)
      Short-Term Debt.....................................           --     (1,354,000)
                                                            -----------    -----------
Long-Term Debt............................................  $36,149,000    $44,013,000
                                                            ===========    ===========

     Christiana has a $15,000,000 unsecured line of credit, renewable annually. Borrowings under this line bear interest at either the London Interbank Offered Rate ("LIBOR") plus 125 basis points, or prime at the Company's option. No compensating balances are required under the terms of this credit facility.

     Notes payable attributable to Christiana Corporate are amounts due as a result of repurchased common stock. The notes payable are unsecured and bear interest at the rate of 7%.

     Total Logistic Control, LLC has a revolving credit agreement that provides for borrowings at June 30, 1997 up to $40,000,000. Borrowings under this agreement mature on March 31, 2001 and bear interest, payable monthly at either LIBOR plus 125 basis points, or a floating rate at the bank's prime rate (6.7% at June 30, 1997) and are unsecured. At June 30, 1996 Wiscold's borrowings under the original revolving credit were priced at LIBOR plus 175 basis points or prime (7.10% at June 30, 1996) and were secured by Wiscold's assets. The revolving credit agreement requires, among other things, that defined levels of net worth and debt service coverage be maintained and restricts certain activities including limitation on new indebtedness and the disposition of assets. No compensating balances are required under the terms of this credit facility.

     On September 15, 1992, Wiscold entered into an interest rate swap agreement with three commercial banks which expires on December 15, 1997. As of June 30, 1997, $12,650,000 of outstanding Wiscold debt was subject to the swap agreement. The agreement effectively fixes the interest rate payable by Wiscold on this portion of the debt at 5.3% plus an interest rate spread determined by Wiscold's leverage ratio. As of June 30, 1997, the effective rate of this outstanding debt was 6.55%.

     Under the swap agreement, the Company is exposed to credit risk only in the event of nonperformance by the commercial banks, which is not anticipated.

     Total Logistic Control, LLC has a bank line of credit which permits borrowings up to $5,000,000. Borrowings bear interest at either LIBOR plus 200 basis points, or the bank's prime rate, at TLC's option (7.69% and 7.48% at June 30, 1997 and 1996, respectively), and are secured by certain accounts receivable. Notes payable relate to specific equipment purchases, primarily transportation and material handling equipment and a new distribution facility, and are secured by specified assets. These notes bear interest on both fixed and floating terms ranging from 6.375% to 9.37%. No compensating balances are required under the terms of these credit arrangements. TLC's subordinated note bears interest at 8% and was incurred in the

                           CHRISTIANA COMPANIES, INC.

redemption of a former shareholder's ownership coincident with the sale to Christiana. This obligation is guaranteed by Christiana.

     Future maturities of consolidated indebtedness are as follows:

YEAR ENDED
 JUNE 30,                                              TOTAL
----------                                          -----------
  1998............................................  $ 3,531,000
  1999............................................    4,078,000
  2000............................................    5,193,000
  2001............................................   25,150,000
  2002............................................    1,728,000
Thereafter........................................           --

     The weighted average interest rate paid on short term borrowings, all of which was attributable to TLC, was 7.46% and 8.21% for fiscal 1997 and 1996, respectively. The carrying value of the Company's debt approximates fair value.

D. INCOME TAXES

     The Income Tax Provision consists of the following:

                                                          YEAR ENDED JUNE 30,
                                                ---------------------------------------
                                                   1997          1996           1995
                                                ----------    -----------    ----------
Current
  Federal.....................................  $ (442,000)   $ 3,029,000    $1,866,000
  State.......................................     (65,000)       463,000        66,000
Deferred......................................   4,813,000     (1,084,000)    1,462,000
                                                ----------    -----------    ----------
                                                $4,306,000    $ 2,408,000    $3,394,000
                                                ==========    ===========    ==========

     The components of Deferred Income Taxes are:

                                                                   AT JUNE 30,
                                                            --------------------------
                                                               1997           1996
                                                            -----------    -----------
Deferred Tax Assets:
  Alternative Minimum Tax.................................  $        --    $ 1,255,000
  Other...................................................    1,612,000      1,431,000
                                                            -----------    -----------
          Total Deferred Tax Asset........................  $ 1,612,000    $ 2,686,000
                                                            -----------    -----------
Deferred Tax Liabilities:
  Condemnation Proceeds...................................  $ 4,513,000    $ 5,259,000
  Tax Over Book Depreciation..............................    7,816,000      7,311,000
  Equity in Earnings of EVI, Inc..........................    4,767,000        649,000
  EVI, Inc. Stock Issuance................................    2,787,000             --
  Installment Sale........................................      407,000        676,000
  Other...................................................      860,000      1,083,000
                                                            -----------    -----------
          Total Deferred Tax Liability....................   21,150,000     14,978,000
                                                            -----------    -----------
Net Deferred Tax Liability................................  $19,538,000    $12,292,000
                                                            ===========    ===========

                           CHRISTIANA COMPANIES, INC.

     A reconciliation of the statutory Federal income tax rate to the Company's effective tax rate follows:

                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                              1997    1996    1995
                                                              ----    ----    ----
Statutory Federal Income Tax Rate...........................   35%     34%     34%
  Increase (Reduction) in Taxes Resulting From:
     State Income Tax, Net..................................    5       5       3
     Municipal Bond Interest................................   --      --      (1)
     Other, Net.............................................   (1)      1       1
                                                               --      --      --
                                                               39%     40%     37%
                                                               ==      ==      ==

E. EMPLOYEE BENEFIT PLANS

     The Company has 295,000 shares of its common stock reserved for issuance under a stock option plan, which permits the granting of options as well as appreciation rights and awards. During fiscal 1997, options for a total of 40,000 shares were granted at exercise prices of $21.50 and $22.25. During fiscal 1996, options for a total of 100,000 shares were granted at an exercise price of $24.25 per share. At June 30, 1997 and 1996, 36.0% and 23.5%, respectively, of total options granted were exercisable. The remaining options are exercisable over the next seven years.

     Changes in stock options outstanding are summarized as follows:

                                                            NUMBER OF     EXERCISE PRICE
                                                             OPTIONS        PER OPTION
                                                            ---------    ----------------
Balance, June 30, 1994....................................   151,250      26.000 - 34.375
  Options Granted.........................................     5,000              28.8125
  Options Canceled........................................     5,000               27.125
                                                             -------     ----------------
Balance, June 30, 1995....................................   151,250      26.000 - 34.375
  Options Granted.........................................   100,000               24.250
  Options Canceled........................................     7,500      27.125 - 34.375
                                                             -------     ----------------
Balance, June 30, 1996....................................   243,750      24.250 - 34.375
  Options Granted.........................................    40,000      21.500 - 22.250
                                                             -------     ----------------
Balance, June 30, 1997....................................   283,750      21.500 - 34.375
                                                             =======     ================

     As of June 30, 1997, the total number of stock options outstanding and those currently exercisable was 283,750 and 102,167, respectively. The weighted-average exercise price of total stock options and those currently exercisable was $27.145 and $28.950, respectively. Additionally, the weighted-average contractual life of stock options outstanding as of June 30, 1997 was 2.7 years.

     Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method as provided there-in. The fair value of each option grant is estimated on the date of the grant using an option pricing model with the following weighted-average assumptions used for options issued in fiscal 1997 and 1996, respectively: risk-free interest rate of 6.5%; expected remaining lives of 6 and 5 years; expected volatility of 25% and 20%; and no expected dividends.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Set forth below is a summary of the Company's net income and earnings per share as reported and pro forma as if the fair value based method of accounting defined in SFAS No. 123 had been applied. The pro forma information is not meant to be representative of the effects on reported net income for

                           CHRISTIANA COMPANIES, INC.

future years, because as provided by SFAS No. 123, only the effects of awards granted after July 1, 1996 are considered in the pro forma calculation.

                                                  JUNE 30, 1997                JUNE 30, 1996
                                            -------------------------    -------------------------
                                            AS REPORTED    PRO FORMA     AS REPORTED    PRO FORMA
                                            -----------    ----------    -----------    ----------
Net Earnings............................    $6,663,000     $6,282,000    $3,603,000     $3,330,000
Earnings Per Share......................    $     1.30     $     1.22    $      .69     $      .65

     The Company has 401(k) plans covering substantially all of its employees. The costs under these plans have not been material. The Company does not provide post employment medical or life insurance benefits.

F. COMMITMENTS

     Total Logistic Control, LLC has operating leases for warehousing and office facilities. Rental expense under these leases was $7,213,000, $5,479,000 and $5,100,000 in fiscal 1997, 1996 and 1995, respectively. At June 30, 1997, future minimum lease payments under these operating leases are as follows:

                        YEAR ENDED JUNE 30,
                        -------------------
      1998............................................  $ 5,800,773
      1999............................................    4,513,455
      2000............................................    3,982,490
      2001............................................    2,993,435
      2002............................................    2,274,180
      Thereafter......................................   11,976,486

G. ACCOUNTING STANDARDS

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share". This statement establishes standards for computing and presenting earnings per share (EPS). This statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings per Share. The Company is required to adopt this statement for financial statements issued for the years ending after June 30, 1998; earlier application is not permitted. Pro forma disclosure of EPS computed in accordance with SFAS No. 128 is as follows:

                                                              FISCAL YEAR ENDED JUNE 30,
                                                              --------------------------
                                                               1997      1996      1995
                                                              ------    ------    ------
Earnings Per Share As Reported..............................  $1.30     $0.69     $0.96
Pro Forma:
  Basic Earnings Per Common Share...........................  $1.30     $0.69     $0.96
  Diluted Earnings Per Common Share.........................  $1.29     $0.69     $0.96

                           CHRISTIANA COMPANIES, INC.

H. MARKET SEGMENT INFORMATION

     The Company was engaged in primarily two distinct lines of business, namely, the manufacture of industrial products and the operation of warehousing, logistic services and rental properties. On June 30, 1995, the Company's manufacturing segment, Prideco, was merged with a unit of EVI, Inc.

                                                                YEAR ENDED JUNE 30,
                                                     ------------------------------------------
                                                         1997           1996           1995
                                                     ------------   ------------   ------------
Revenues
  Industrial Products..............................  $         --   $         --   $ 55,239,000
  Warehousing and Logistic Services................    84,208,000     77,170,000     71,642,000
                                                     ------------   ------------   ------------
          Total....................................  $ 84,208,000   $ 77,170,000   $126,881,000
                                                     ============   ============   ============
Earnings from Operations
  Industrial Products..............................  $         --   $         --   $  4,226,000
  Warehousing and Logistic Services................     6,473,000      5,580,000      7,533,000
  Corporate Expenses...............................    (1,894,000)    (1,359,000)    (1,435,000)
                                                     ------------   ------------   ------------
          Total....................................  $  4,579,000   $  4,221,000   $ 10,324,000
                                                     ============   ============   ============
Assets
  Industrial Products..............................  $         --   $         --   $         --
  Warehousing and Logistic Services................    91,355,000     98,370,000     91,992,000
  Corporate........................................    51,001,000     32,648,000     29,750,000
                                                     ------------   ------------   ------------
          Total....................................  $142,356,000   $131,018,000   $121,742,000
                                                     ============   ============   ============
Capital Expenditures
  Industrial Products..............................  $         --   $         --   $    682,000
  Warehousing and Logistic Services................     3,488,000     19,715,000     10,249,000
                                                     ------------   ------------   ------------
          Total....................................  $  3,488,000   $ 19,715,000   $ 10,931,000
                                                     ============   ============   ============
Depreciation and Amortization
  Industrial Products..............................  $         --   $         --   $  1,256,000
  Warehousing and Logistic Services................     7,148,000      7,144,000      6,885,000
  Corporate........................................         7,000         15,000         66,000
                                                     ------------   ------------   ------------
          Total....................................  $  7,155,000   $  7,159,000   $  8,207,000
                                                     ============   ============   ============

     There were no intersegment sales. Corporate assets consist primarily of cash equivalents, short-term investments, marketable securities and residential real estate.

                           CHRISTIANA COMPANIES, INC.

I. EVI, INC. SUMMARY FINANCIAL INFORMATION

     The following represents summarized financial information for EVI, Inc. The Company's investment is accounted for under the equity method. EVI's fiscal year ends on December 31, 1996. For more information regarding EVI's financial condition and operations, reference is made to the EVI's Form 10-K filed with the Securities and Exchange Commission.

                           SUMMARIZED BALANCE SHEETS

                                                                AT DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
                                                                (IN THOUSANDS)
Current Assets..............................................  $558,681   $249,574
Noncurrent Assets...........................................   294,162    241,486
                                                              --------   --------
          Total Assets......................................  $852,843   $491,060
                                                              ========   ========
Current Liabilities.........................................  $233,126   $ 97,116
Noncurrent Liabilities......................................   165,633    165,878
Stockholders' Equity........................................   454,084    228,066
                                                              --------   --------
                                                              $852,843   $491,060
                                                              ========   ========

                          SUMMARIZED INCOME STATEMENTS

                                                                FOR YEAR ENDED DECEMBER 31,
                                                             ---------------------------------
                                                               1996        1995        1994
                                                             ---------   ---------   ---------
                                                                      (IN THOUSANDS)
Revenues...................................................  $ 478,020   $ 351,587   $ 248,537
Expenses...................................................   (431,733)   (319,147)   (229,068)
Other Expenses, Net........................................    (14,741)    (16,049)    (13,021)
                                                             ---------   ---------   ---------
Income Before Taxes........................................     31,546      16,391       6,448
Taxes......................................................     (7,041)     (5,080)     (1,806)
                                                             ---------   ---------   ---------
Income from Continuing Operations..........................     24,505      11,311       4,642
Discontinued Operations, Net of Taxes......................     74,392          --          --
                                                             ---------   ---------   ---------
Income before Extraordinary Item...........................     98,897      11,311       4,642
Extraordinary Item.........................................       (731)         --      (3,784)
                                                             ---------   ---------   ---------
          Net Income.......................................  $  98,166   $  11,311   $     858
                                                             =========   =========   =========

     During fiscal 1997, EVI issued additional stock in a public offering. The Company's share of the gain was $4,345,000 and is reflected as an increase in retained earnings in the consolidated statement of Shareholders' Equity.

     Included in the Company's retained earnings if $11,812,000 related to its' investment in EVI.

                           CHRISTIANA COMPANIES, INC.

J. PARENT COMPANY ONLY STATEMENTS

     Following are the Parent Company only Condensed Balance Sheet, Statement of Operations and Statement of Cash Flows:

                         PARENT COMPANY ONLY STATEMENTS

                            CONDENSED BALANCE SHEET
                          AS OF JUNE 30, 1997 AND 1996

                                     ASSETS

                                                                     AT JUNE 30,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Current Assets:
  Cash Equivalents and Short-Term Investments...............  $ 7,276,000    $ 4,444,000
  Accounts Receivable and Other Current Assets..............    1,576,000      1,309,000
Long-Term Assets:
  Investment in EVI, Inc....................................   41,257,000     23,631,000
  Investments in and Advances to Subsidiaries...............   33,551,000     34,071,000
  Fixed Assets, Net.........................................   10,848,000     11,330,000
  Other Assets..............................................    1,039,000      1,035,000
                                                              -----------    -----------
          TOTAL ASSETS......................................  $95,547,000    $75,820,000
                                                              ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable and Accrued Liabilities..................  $ 5,525,000    $ 1,884,000
Long-Term Liabilities:
  Deferred Income Taxes.....................................   17,083,000      9,711,000
  Other Liabilities.........................................      854,000      3,148,000
                                                              -----------    -----------
          Total Liabilities.................................   23,462,000     14,743,000
                                                              -----------    -----------
          Total Shareholders' Equity........................   72,085,000     61,077,000
                                                              -----------    -----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $95,547,000    $75,820,000
                                                              ===========    ===========

                           CHRISTIANA COMPANIES, INC.

                         PARENT COMPANY ONLY STATEMENTS

                       CONDENSED STATEMENT OF OPERATIONS
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                                              FISCAL YEAR ENDED JUNE 30,
                                                        ---------------------------------------
                                                           1997          1996          1995
                                                        -----------   -----------   -----------
F
Revenues:
  Warehousing and Logistic Services...................  $14,628,000   $11,432,000   $10,943,000
                                                        -----------   -----------   -----------
                                                         14,628,000    11,432,000    10,943,000
                                                        -----------   -----------   -----------
Costs and Expenses:
  Warehousing and Logistic Services...................    8,554,000     7,692,000     6,682,000
  Selling, General and Administrative Expenses........    1,815,000     1,504,000     1,582,000
                                                        -----------   -----------   -----------
                                                         10,369,000     9,196,000     8,264,000
                                                        -----------   -----------   -----------
     Earnings from Operations.........................    4,259,000     2,236,000     2,679,000
Other Income (Expense):
  Interest Income (Expense), Net......................      174,000      (426,000)        2,000
  Equity in Earnings of EVI, Inc......................   10,479,000     1,745,000            --
  Other (Expense), Net................................   (3,975,000)   (3,129,000)   (2,683,000)
                                                        -----------   -----------   -----------
          Total Other Income (Expense)................    6,678,000    (1,810,000)   (2,681,000)
                                                        -----------   -----------   -----------
Earnings Before Income Taxes..........................   10,937,000       426,000        (2,000)
Income Tax Provision (Benefit)........................    4,287,000       167,000      (648,000)
                                                        -----------   -----------   -----------
  Net Earnings (Loss) Before Equity in Undistributed
     Net Earnings of Subsidiaries.....................    6,650,000       259,000       646,000
Equity in Undistributed Net Earnings of
  Subsidiaries........................................       13,000     3,344,000     4,416,000
                                                        -----------   -----------   -----------
          Net Earnings................................  $ 6,663,000   $ 3,603,000   $ 5,062,000
                                                        ===========   ===========   ===========

                           CHRISTIANA COMPANIES, INC.

                         PARENT COMPANY ONLY STATEMENTS

                            STATEMENT OF CASH FLOWS
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                                             FISCAL YEAR ENDED JUNE 30,
                                                      -----------------------------------------
                                                          1997          1996           1995
                                                      ------------   -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Earnings......................................  $  6,663,000   $ 3,603,000   $  5,062,000
  Adjustments to Reconcile Net Earnings to Net Cash
     Provided By (Used In) Operating Activities:
     Equity in Earnings of EVI, Inc.................   (10,479,000)   (1,745,000)            --
     Equity in Undistributed Net Income of
       Subsidiaries.................................       (13,000)   (3,344,000)    (4,416,000)
     Depreciation and Amortization..................       979,000       859,000        828,000
     Deferred Income Tax Provision..................     4,571,000       997,000      1,348,000
     Net Changes in Assets and Liabilities..........     1,076,000      (410,000)     1,868,000
                                                      ------------   -----------   ------------
Net Cash Provided By (Used In) Operating
  Activities........................................     2,797,000       (40,000)     4,690,000
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from (Purchase of) Short-Term
     Investments....................................    (3,861,000)    2,072,000     11,742,000
  Capital Expenditures..............................      (512,000)     (793,000)      (143,000)
  Investment In Subsidiaries........................       546,000     3,691,000     (2,546,000)
  Investment In EVI, Inc............................            --            --    (13,291,000)
                                                      ------------   -----------   ------------
Net Cash Provided By (Used In) Investing
  Activities........................................    (3,827,000)    4,970,000     (4,238,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Stock Repurchase/Purchase of Treasury Stock.......            --    (1,236,000)    (3,805,000)
                                                      ------------   -----------   ------------
Net Cash Used In Financing Activities...............            --    (1,236,000)    (3,805,000)
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................    (1,030,000)    3,694,000     (3,353,000)
BEGINNING CASH AND CASH EQUIVALENTS, JULY 1.........     3,695,000         1,000      3,354,000
                                                      ------------   -----------   ------------
ENDING CASH AND CASH EQUIVALENTS, JUNE 30...........  $  2,665,000   $ 3,695,000   $      1,000
                                                      ============   ===========   ============

                           CHRISTIANA COMPANIES, INC.

                        QUARTERLY FINANCIAL INFORMATION
                                  (UNAUDITED)

                                                  QUARTER ENDED
                              -----------------------------------------------------
                               SEPTEMBER     DECEMBER        MARCH         JUNE          TOTAL
                              -----------   -----------   -----------   -----------   -----------
FISCAL 1997
Revenues....................  $20,480,000   $20,342,000   $22,450,000   $20,936,000   $84,208,000
Earnings From Operations....    1,489,000     1,525,000     1,093,000       472,000     4,579,000
Earnings Before Taxes.......    1,767,000     6,126,000*    1,671,000     1,405,000    10,969,000
Net Earnings................    1,083,000     3,730,000     1,019,000       831,000     6,663,000
Basic Earnings Per Share....  $      0.21   $      0.73   $      0.20   $      0.16   $      1.30
FISCAL 1996
Revenues....................  $19,937,000   $19,651,000   $19,416,000   $18,166,000   $77,170,000
Earnings From Operations....    2,053,000     1,053,000       810,000       305,000     4,221,000
Earnings Before Taxes.......    2,694,000     1,249,000     1,510,000       558,000     6,011,000
Net Earnings................    1,638,000       760,000       918,000       287,000     3,603,000
Basic Earnings Per Share....  $      0.32   $      0.14   $      0.18   $      0.05   $      0.69

---------------

* Includes $5,715,000 of gain on the sale of Mallard Drilling, an EVI subsidiary.

                  CHRISTIANA COMPANIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                             SIX MONTHS ENDED             THREE MONTHS ENDED
                                               DECEMBER 31,                  DECEMBER 31,
                                        --------------------------    --------------------------
                                           1997           1996           1997           1996
                                        -----------    -----------    -----------    -----------
Revenues:
  Warehousing and logistic services...  $46,714,000    $40,821,000    $23,667,000    $20,342,000
Costs and Expenses:
  Warehousing and logistic services...   39,317,000     33,913,000     20,116,000     16,693,000
  Selling, general and
     administrative...................    4,342,000      3,895,000      2,113,000      2,124,000
                                        -----------    -----------    -----------    -----------
                                         43,659,000     37,808,000     22,229,000     18,817,000
                                        -----------    -----------    -----------    -----------
Earnings from Operations..............    3,055,000      3,013,000      1,438,000      1,525,000
Other Income (Expense):
  Interest income.....................      248,000        257,000        116,000        124,000
  Interest expense....................   (1,492,000)    (1,667,000)      (739,000)      (799,000)
  Gain (losses) on sales of real
     estate...........................           --        279,000             --         (6,000)
  Equity in earnings of EVI, Inc......    3,447,000      7,636,000      1,509,000      6,746,000
  Gain (loss) on disposal of assets...        7,000     (1,281,000)            --     (1,281,000)
  Other income (expenses), net........   (1,386,000)      (346,000)      (883,000)      (183,000)
                                        -----------    -----------    -----------    -----------
                                            824,000      4,878,000          3,000      4,601,000
                                        -----------    -----------    -----------    -----------
Earnings before income taxes..........    3,879,000      7,891,000      1,441,000      6,126,000
Income tax provision..................    1,536,000      3,079,000        583,000      2,396,000
                                        -----------    -----------    -----------    -----------
Net earnings..........................  $ 2,343,000    $ 4,812,000    $   858,000    $ 3,730,000
                                        ===========    ===========    ===========    ===========
Basic earnings per common share
  (Note 4)............................  $      0.46    $      0.94    $      0.17    $      0.73
                                        ===========    ===========    ===========    ===========
Diluted net earnings per common share
  (Note 4)............................  $      0.45    $      0.94    $      0.16    $      0.73
                                        ===========    ===========    ===========    ===========
Average number of shares
  outstanding.........................    5,136,699      5,136,630      5,136,788      5,136,630

                See notes to consolidated financial statements.

                  CHRISTIANA COMPANIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              DECEMBER 31,      JUNE 30,
                                                                  1997            1997
                                                              ------------    ------------
                                                              (UNAUDITED)      (AUDITED)
Cash and cash equivalents...................................  $  3,373,000       2,888,000
Short-term investments......................................     3,482,000       4,611,000
Accounts receivable.........................................     9,258,000       7,649,000
Prepaids and other current assets...........................     1,459,000       1,729,000
                                                              ------------    ------------
          Total Current Assets..............................    17,572,000      16,877,000
                                                              ------------    ------------
Long-Term Assets:
  Investment in EVI, Inc....................................    44,703,000      41,257,000
  Mortgage notes receivable.................................     1,273,000       1,749,000
  Fixed assets, net.........................................    73,881,000      75,604,000
  Other long-term assets....................................     6,132,000       6,869,000
                                                              ------------    ------------
          Total Long-Term Assets............................   125,989,000     125,479,000
                                                              ------------    ------------
                                                              $143,561,000    $142,356,000
                                                              ============    ============

                          LIABILITIES AND SHAREHOLDERS' EQUITY:

Current Liabilities:
  Accounts payable..........................................  $  4,729,000    $  3,526,000
  Accrued liabilities.......................................     5,579,000       5,562,000
  Short term debt...........................................            --              --
  Current portion of long-term debt.........................     1,245,000       3,531,000
                                                              ------------    ------------
          Total Current Liabilities.........................    11,553,000      12,619,000
                                                              ------------    ------------
Long-Term Liabilities:
  Long-term debt............................................    33,617,000      36,149,000
  Deferred federal and state income taxes...................    22,434,000      20,289,000
  Other liabilities.........................................     1,192,000       1,214,000
                                                              ------------    ------------
          Total Long-Term Liabilities.......................    57,243,000      57,652,000
                                                              ------------    ------------
          Total Liabilities.................................    68,796,000      70,271,000
                                                              ------------    ------------
Shareholders' Equity:
  Preferred stock...........................................            --              --
  Common stock, par value $1 per share; authorized
     12,000,000 shares; issued 5,208,330....................     5,209,000       5,196,000
  Additional paid-in capital................................    12,346,000      12,022,000
Less: Treasury Stock........................................    (1,236,000)     (1,236,000)
Retained earnings...........................................    58,446,000      56,103,000
                                                              ------------    ------------
          Total Shareholders' Equity........................    74,765,000      72,085,000
                                                              ------------    ------------
                                                              $143,561,000    $142,356,000
                                                              ============    ============

                See notes to consolidated financial statements.

                  CHRISTIANA COMPANIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 COMMON STOCK            TREASURY STOCK       ADDITIONAL
                            ----------------------   ----------------------     PAID-IN      RETAINED
                             SHARES       AMOUNT      SHARES      AMOUNT        CAPITAL      EARNINGS
                            ---------   ----------   --------   -----------   -----------   -----------
Balance, June 30, 1996....  5,195,630   $5,196,000    (59,000)  $(1,236,000)  $12,022,000   $45,095,000
EVI stock issuance........         --           --         --            --            --     4,345,000
Net earnings..............         --           --         --            --            --     6,663,000
                            ---------   ----------   --------   -----------   -----------   -----------
Balance, June 30, 1997....  5,195,630   $5,196,000    (59,000)  $(1,236,000)  $12,022,000   $56,103,000
Common shares issued......     12,700       13,000         --            --       324,000            --
Net earnings
  (Unaudited).............         --           --         --            --            --     2,343,000
                            ---------   ----------   --------   -----------   -----------   -----------
Balance, December 31,
  1997....................  5,208,330   $5,209,000    (59,000)  $(1,236,000)  $12,346,000   $58,446,000
                            =========   ==========   ========   ===========   ===========   ===========

                See notes to consolidated financial statements.

                  CHRISTIANA COMPANIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                  (UNAUDITED)

                                                                  SIX MONTHS ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              -----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings..............................................  $ 2,343,000   $4,812,000
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................    3,406,000    3,698,000
     Loss (gain) on sale of assets..........................       (7,000)   1,001,000
     Deferred income tax expenses...........................    2,145,000    3,134,000
     Equity earnings of EVI, Inc............................   (3,447,000)  (7,636,000)
  Changes in assets and liabilities:
     (Increase) in accounts receivable......................   (1,609,000)    (329,000)
     Decrease in other assets...............................      850,000      674,000
     Increase (Decrease) in accounts payable and accrued
      liabilities...........................................    1,197,000   (2,042,000)
                                                              -----------   ----------
Net cash provided by operating activities...................    4,878,000    3,312,000
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets..............................           --    1,482,000
  Decrease in mortgage notes receivable.....................      476,000    1,472,000
  (Increase) Decrease in short-term investments.............    1,129,000   (1,903,000)
  Capital expenditures......................................   (1,518,000)  (1,772,000)
                                                              -----------   ----------
Net cash provided by (used in) investing activities.........       87,000     (721,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) on long-term notes and credit
     lines..................................................           --      381,000
  Payments of notes and loans payable.......................   (4,817,000)  (2,457,000)
  Common stock issuance.....................................      337,000           --
                                                              -----------   ----------
Net cash (used in) financing activities.....................   (4,480,000)  (2,076,000)
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      485,000      515,000
BEGINNING CASH AND CASH EQUIVALENTS, July 1.................    2,888,000    3,728,000
                                                              -----------   ----------
ENDING CASH AND CASH EQUIVALENTS, December 31...............  $ 3,373,000   $4,243,000
                                                              ===========   ==========
Supplemental disclosures of cash flow information:
  Interest paid.............................................  $ 1,450,000   $1,654,000
  Income taxes paid.........................................  $   284,000   $  381,000

                See notes to consolidated financial statements.

                  CHRISTIANA COMPANIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ACCOUNTING POLICIES

     The accompanying unaudited financial statements reflect all adjustments which are, in the opinion of management, necessary to fairly present the results for the interim periods presented and should be read in conjunction with the Company's 1997 Annual Report.

NOTE 2 -- EVI, INC. STOCK ISSUANCE

     The Company accounts for its investment in EVI under the equity method of accounting. In July 1996, the Company's share of the underlying net assets of EVI increased $7,146,000 as a result of a public offering of EVI's common stock. This was recorded as an increase of $4,345,000 in retained earnings, and a $2,801,000 increase in deferred income taxes.

NOTE 3 -- MERGER AGREEMENT

     The Company and EVI, Inc. executed a definitive merger agreement, dated December 12, 1997, under which EVI will acquire all the outstanding common shares of the Company. The terms of the merger provide that each Christiana common share will be converted into approximately .74913 shares of EVI common stock, cash in the approximate amount of $3.60, depending on the balance of certain assets and liabilities at the time of closing and a contingent cash payment of approximately $1.92 after five years, subject to the incurrence of any indemnity claims by EVI during this period.

     The merger transaction is subject to the approval of shareholders of both EVI and the Company as well as customary regulatory approvals.

                  CHRISTIANA COMPANIES, INC. AND SUBSIDIARIES

NOTE 4 -- EARNINGS PER SHARE

                                                  FOR THE SIX MONTHS               FOR THE SIX MONTHS
                                               ENDED DECEMBER 31, 1997          ENDED DECEMBER 31, 1996
                                            ------------------------------   ------------------------------
                                                                      PER                              PER
                                                                     SHARE                            SHARE
                                              INCOME      SHARES     AMT.      INCOME      SHARES     AMT.
                                            ----------   ---------   -----   ----------   ---------   -----
Net Income................................  $2,343,000                       $4,812,000
Less: Preferred stock Dividends...........          --                               --
BASIC EARNINGS PER SHARE
Income available to common Stockholders
  plus assumed Conversions................  $2,343,000   5,136,699   $0.46   $4,812,000   5,136,630   $0.94
                                                                     =====                            =====
Options issued to Employees...............                  81,526                            1,312
DILUTED EARNINGS PER SHARE
Income available to common Stockholders
  plus assumed Conversions................  $2,343,000   5,218,225   $0.45   $4,812,000   5,137,942   $0.94
                                            ==========   =========   =====   ==========   =========   =====

                                                 FOR THE THREE MONTHS             FOR THE THREE MONTHS
                                               ENDED DECEMBER 31, 1997          ENDED DECEMBER 31, 1996
                                            ------------------------------   ------------------------------
                                                                      PER                              PER
                                                                     SHARE                            SHARE
                                              INCOME      SHARES     AMT.      INCOME      SHARES     AMT.
                                              ------     ---------   -----   ----------   ---------   -----
Net Income................................   $858,000                        $3,730,000
Less: Preferred stock Dividends...........         --                                --
BASIC EARNINGS PER SHARE
Income available to common Stockholders
  plus assumed Conversions................   $858,000    5,136,788   $0.17   $3,730,000   5,136,630   $0.73
                                                                     =====                            =====
Options issued to Employees...............                  85,451                            3,274
DILUTED EARNINGS PER SHARE
Income available to common Stockholders
  plus assumed Conversions................   $858,000    5,222,239   $0.16   $3,730,000   5,139,904   $0.73
                                             ========    =========   =====   ==========   =========   =====

     Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. In fiscal 1997, the Company adopted SFAS No. 128, "Earnings per Share", effective December 15, 1997. As a result, the Company's reported earnings per share for fiscal 1996 were restated. The effect of this accounting change on previously reported earnings per share (EPS) data was as follows:

                                                              SIX MONTHS    THREE MONTHS
                                                                ENDED           ENDED
                                                             DECEMBER 31,   DECEMBER 31,
                     PER SHARE AMOUNTS                           1996           1996
                     -----------------                       ------------   -------------
Primary EPS as reported....................................     $0.94           $0.73
Effect of SFAS No. 128.....................................        --              --
Basic EPS as restated......................................     $0.94           $0.73
                                                                =====           =====
Fully diluted EPS as reported..............................     $0.94           $0.73
Effect of SFAS No. 128.....................................        --              --
Diluted EPS as restated....................................     $0.94           $0.73
                                                                =====           =====